Exhibit 10.6

Privileged & Confidential

INVOICE CLOUD INC.

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of April 30, 2015 (the “Effective Date”), between INVOICE CLOUD INC., a Delaware corporation (the “Company”), and Robert Bennett (the “Employee”).

W I T N E S S E T H

WHEREAS, the Company desires to continue to employ the Employee as Chief Executive Officer of the Company; and

WHEREAS, the Company and the Employee desire to enter into this Agreement as to the terms of the Employee’s continued employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) During the Employment Term (as defined in Section 2 hereof), the Employee shall serve as Chief Executive Officer of the Company. In this capacity, the Employee shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as the Board shall designate from time to time. The Employee shall report to the Board.

(b) During the Employment Term, the Employee shall use his or her best endeavors to promote the interests of the Company, and shall devote all of his or her business and professional time, attention, energy, skill and best efforts to the performance of his or her duties with the Company, other than for community, foundation and professional association activities and board participation, in each case, as reasonably approved by the Board, including at least one Authorized Summit Director.

(c) In the event that the Employee shall discover that he or she has any direct or indirect material personal interest in any of the Company’s business (other than equity ownership in the Company) or a material conflict of interest with the duties required of him or her by virtue of his or her employment with the Company, the Employee shall reasonably endeavor to promptly inform the Board in writing.

2. EMPLOYMENT TERM. The term of Employee’s employment under this Agreement shall commence on the Effective Date and end on the fifth anniversary thereof (the “Initial Term”). On such fifth anniversary date and each anniversary thereof, the term of this Agreement shall be automatically extended for successive one year periods unless either the Company or the Employee elects not to extend this Agreement by giving at least sixty (60) days’ advance written notice of non-renewal to the other party that the Employment Term shall not be extended. The Initial Term and any subsequent extension thereof shall constitute the “Term” for purposes of this Agreement. Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Section 5 hereof, subject to Section 6 hereof. The period of time between the Effective Date and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Term.”

3. COMPENSATION.

(a) BASE SALARY. The Company agrees to pay the Employee a base salary at an annual rate of not less than $450,000, less applicable payroll and tax withholdings, payable in accordance with the regular payroll practices of the Company. The Employee’s base salary shall be subject to annual review by the Company’s Board of Directors (“Board”) (or an authorized committee thereof) in accordance with its general policies as in effect from time to time. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

(b) BONUS OPPORTUNITY. During the Employment Term, the Employee will continue to be eligible to participate in the Company’s quarterly performance-based incentive programs, as may be in effect from time to time in accordance with the Company’s compensation practices and the terms and provisions of such programs, as established by the Board in its sole discretion; provided notwithstanding the foregoing, that the Employee shall have a quarterly target incentive opportunity that is not less than ten percent (10%) of his Base Salary then in effect (“Quarterly Target Bonus”); and further provided that if the Employee is not employed with the Company on the last date of the quarter for which any such quarterly bonus is earned then the Employee will be paid on a pro-rata basis for the amount earned as of the date of termination of employment.-

4. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. The Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally from time to time, subject to satisfying the applicable eligibility requirements. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b) VACATION. The Employee shall be entitled to paid vacation (or other paid time off) per calendar year (subject to proration for any partial years) in accordance with the Company’s policy on accrual and use applicable to similarly situated employees as in effect from time to time.

(c) BUSINESS EXPENSES. Upon presentation of appropriate documentation, the Employee shall be reimbursed in accordance with the Company’s expense reimbursement policy, for reasonable business expenses incurred in connection with the performance of the Employee’s duties hereunder and the Company’s policies with regard thereto.

5. TERMINATION. The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Employee of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Employee to perform the Employee’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred twenty (120) days (including weekends and holidays) consecutive or more than one hundred eighty (180) days in any consecutive 365-day period, as determined by the Board in its sole discretion.

(b) DEATH. Automatically on the date of death of the Employee.

(c) CAUSE. Immediately upon written notice by the Company to the Employee of a termination for Cause. “Cause” shall mean:

(i) the Employee’s willful misconduct or gross negligence in the performance of his or her duties to the Company or any of its affiliates which is materially injurious to the Company;

(ii) the Employee’s failure to follow a lawful directive of the Board which directive was formally adopted at a meeting of the Board or in a written consent of the Board (or, in either case, an authorized committee of the Board) or the Employee’s willful failure to perform his or her duties to the Company or any of its affiliates other than as a result of death or Disability;

(iii) the Employee’s commission of, indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

(iv) any act by the Employee of theft, misappropriation, or fraud, in connection with the Employee’s position, duties or responsibilities hereunder;

(v) the Employee’s breach of this Agreement (including, but not limited to, Sections 8 and 9 hereof) or any other agreement between the Employee and the Company; or

(vi) the Employee’s breach of the Company’s (or any of its affiliates’) code of conduct, code of ethics or other written policy; or

(vii) the Employee’s breach of any fiduciary duty or responsibility owed by him or her to the Company or any of its affiliates as an officer or employee;

provided that, in the case of the foregoing clauses (ii), (v) and (vi), if such reason is curable within ten (10) business days, the Employee has not cured such reason within ten (10) business days after being notified in writing of such reason by the Company in reasonable detail; provided, further, that during such cure period, the Board may elect to prevent the Employee from acting in his capacity at the Company.

(d) GOOD REASON. Upon written notice by the Employee to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the prior written consent of the Employee:

(i) reduction in the Employee’s Base Salary (other than any reduction that is necessary to maintain the solvency of the Company) or reduction in the Employee’s Quarterly Target Bonus;

(ii) any diminution in title or a material diminution in the Employee’s duties and responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); or

(iii) relocation of the Employee’s principal place of employment to a location more than 50 miles from his or her then current principal place of employment.

provided that “Good Reason” shall only be deemed to have occurred if, no later than thirty (30) days following the initial occurrence of the circumstances constituting “Good Reason,” Employee provides a written notice to the Company containing reasonable details of such circumstances and within thirty (30) days following the delivery of such notice to the Company, the Company has failed to cure such circumstances. Additionally, Employee must terminate his or her employment within sixty (60) days after the date of the initial occurrence of the circumstances constituting “Good Reason” for such termination to be “Good Reason” hereunder. Otherwise, any claim that the facts and circumstances upon which written notice is based for such “Good Reason” constitute “Good Reason” hereunder shall be deemed irrevocably waived by the Employee.

(e) WITHOUT GOOD REASON OR WITHOUT CAUSE. Upon thirty (30) days’ prior written notice by the Employee to the Company of the Employee’s voluntary termination of employment without Good Reason or upon thirty (30) days’ prior written notice by the Company to the Employee of the termination of employment without Cause; provided, that in either case, after receipt or provision of notice, as the case may be, the Company may, in its sole discretion, make effective such termination of employment effective prior to the end of such 30-day period.

(f) EXPIRATION OF TERM. Upon the expiration of the Term pursuant to the provisions of Section 2 hereof.

6. CONSEQUENCES OF TERMINATION.

(a) DEATH. In the event that the Employee’s employment and the Employment Term ends on account of the Employee’s death, the Employee, the Employee’s estate (or to the extent a beneficiary has been validly designated, such beneficiary), as the case may be, shall be entitled to the following:

(i) any unpaid Base Salary through the date of termination and any accrued vacation in accordance with the then applicable Company vacation policy;

(ii) any unpaid incentive bonus accrued and earned pursuant to Section 3(b) hereof for any quarterly bonus period ending on or prior to the date of termination;

(iii) reimbursement for any unreimbursed business expenses incurred through the date of termination in accordance with the then applicable Company expense reimbursement policy; and

(iv) all other vested payments or benefits to which the Employee is entitled under the terms of any applicable employee benefit plan (collectively, 6(a)(i) through 6(a)(iiv) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b) DISABILITY. In the event that the Employee’s employment and/or Employment Term ends on account of the Employee’s Disability, the Company shall pay or provide the Employee with the Accrued Benefits.

(c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON OR DUE TO NON-RENEWAL BY THE EMPLOYEE. If the Employee’s employment is terminated (x) by the Company for Cause, (y) by the Employee without Good Reason, or (z) due to the expiration of the Term due to non-renewal by the Employee as provided in Section 2 hereof, the Company shall pay to the Employee the Accrued Benefits.

(d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OR DUE TO NON-RENEWAL BY THE COMPANY. If the Employee’s employment is terminated (x) by the Company without Cause, (y) by the Employee for Good Reason or (z) due to the expiration of the Term due to non-renewal by the Company as provided in Section 2 hereof, the Company shall pay or provide the Employee with the following, subject to the provisions of Section 17 hereof:

(i) the Accrued Benefits; and

(ii) subject to the Employee’s compliance with the obligations in Sections 7, 8 and 9 hereof, (A) the continuation of the Employee’s Base Salary as then in effect and in accordance with the Company’s standard payroll policies (such continuation payments, the “Severance Payments”) for the seven and one-half (7-1/2) month period following termination (the “Severance Period”); and (B) if the Employee was participating in the Company’s group health plans immediately prior to the employment termination date and timely elects to continue such coverage under COBRA, then, subject to the Employee’s copayment of premium amounts at the active employees’ rate, during the Severance Period, the Company shall pay the remainder of the premiums for the Employee’s participation in the Company’s group health plans. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of such COBRA premiums would result in a violation of the nondiscrimination rules of Internal Revenue Code Section 105(h)(2) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing such COBRA premiums, the Company will instead pay Employee, fully taxable cash payments equal to, and paid at the same time as, the COBRA premiums that otherwise would have been paid, subject to applicable tax withholdings.

Payments and benefits provided in this Section 6(d) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(e) OTHER OBLIGATIONS. Upon any termination of the Employee’s employment with the Company for Cause, the Employee shall promptly resign from the Board and any other position as an officer, director or fiduciary of the Company or any of its affiliates.

7. RELEASE; NO MITIGATION. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Employee delivers to the Company and does not revoke a general release of claims in favor of the Company in a form provided to the Employee by the Company within seven (7) days of employment termination (which release shall not include any claims in respect of such Employee’s equity, option or similar ownership of the Company, or the agreements related thereto (e.g., a stockholders agreement)). Such release shall be executed and delivered by the Employee to the Company (and no longer subject to revocation, if applicable and to the extent permitted by applicable law) within sixty (60) days of termination.

8. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY. The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the period of the Employee’s employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Employee during the Employee’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (A) was known to the public prior to its disclosure to the Employee; (B) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee; or (C) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement shall remain strictly confidential, and the Employee hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Employee’s conduct imposed by the provisions of this Section 8.

(b) NONCOMPETITION. The Employee acknowledges that the Employee performs services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Employee’s employment hereunder and for a period of twelve (12) months after termination of employment by either party (not taking into account any continuation of salary and benefits under Section 6(d)(ii)), the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in electronic invoice presentment and electronic payment processing, or in any other material business in which the Company or any of its subsidiaries (or any parent of the Company for which the Employee has performed services as an employee, consultant, independent contractor, officer, manager or director thereof) is engaged in on the date of termination or in which they have taken substantial steps to enter, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being a passive owner of not more than five percent (5%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as the Employee has no active participation in the business of such corporation.

(c) NONSOLICITATION; NONINTERFERENCE. (i) During the Employee’s employment with the Company and for a period of twelve (12) months after termination of employment by either party (not taking into account any continuation of salary and benefits under Section 6(d)(ii)), the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries (or any parent of the Company for which the Employee has performed services as an employee, consultant, independent contractor, officer, manager or director thereof), to purchase goods or services sold or proposed to be sold by the Company or any of its subsidiaries or any such parent as of the date of termination of employment, from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer to purchase goods or services then sold by the Company or any of its subsidiaries or any such parent.

(ii) During the Employee’s employment with the Company and for a period of twelve (12) months thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries (or any parent of the Company for which the Employee has performed services as an employee, consultant, independent contractor, officer, manager or director thereof) to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries (or any parent of the Company for which the Employee has performed services as an employee, consultant, independent contractor, officer, manager or director thereof) and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 8(c)(ii) while so employed or retained as the case may be, and for a period of six (6) months thereafter.

(d) NONDISPARAGMENT. During and following the Employee’s employment with the Company, the Employee agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products, in any manner likely to be harmful to them or their business, business reputation or personal reputation other than while employed by the Company, in the good faith performance of the Employee’s duties to the Company. The foregoing shall not be violated by statements made under oath in response to or pursuant to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e) INVENTIONS. (i) The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products or developments (“Inventions”), whether patentable or unpatentable, (A) that relate to the Employee’s work with the Company, made or conceived by the Employee, solely or jointly with others, during the Employment Term, or (B) suggested by any work that the Employee performs in connection with the Company, either while performing the Employee’s duties with the Company or on the Employee’s own time, but only insofar as the Inventions are related to the Employee’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. The Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Employee will surrender them upon the termination of the Employment Term, or upon the Company’s request. The Employee will assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Employee’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Employee will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. The Employee will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for its benefit, all without additional compensation to the Employee from the Company, but entirely at the Company’s expense.

(ii) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Employee agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Employee hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventions. The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Employee’s benefit by virtue of the Employee being an employee of or other service provider to the Company.

(f) RETURN OF COMPANY PROPERTY. On the date of the Employee’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

(g) REFORMATION. The Employee acknowledges that the restrictions contained in this Section 8 are reasonable and necessary to protect the legitimate interests of the Company and constitute a material inducement to the Company to enter into this Agreement. In the event that any covenant contained in this Section 8 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 8 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(h) TOLLING. In the event of any violation of the provisions of this Section 8, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(i) ACKNOWLEDGEMENT REGARDING RESTRICTIVE COVENANTS. Employee acknowledges and agrees that (i) he has signed or will sign other agreements or arrangements in connection with consummating the transactions contemplated by the Stock Purchase and Redemption Agreement dated April 30, 2015, by and among the Company, the Investors thereto, and the persons listed on the signature pages thereto, (ii) such other agreements or arrangements may contain restrictive covenants, and (iii) any such restrictive covenants may be similar to, or may be different from, the restrictive covenants contained in this Agreement. Unless explicitly set forth in any such agreement or arrangement, any such restrictions will be in addition to, and will not serve to limit or be in lieu of, the restrictions set forth in this Agreement.

(j) SURVIVAL OF PROVISIONS. The obligations contained in Sections 8 and 9 hereof shall survive the termination or expiration of the Employment Term and the Employee’s employment with the Company and shall be fully enforceable thereafter.

9. COOPERATION. Upon the receipt of notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Company. The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section 9 and the Company and the Employee shall reasonably agree on any compensation for such efforts that take more than an immaterial amount of time.

10. EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event of a violation by the Employee of Section 8 or Section 9 which, if such violation is curable within ten (10) business days, the Employee has not cured within ten (10) business days after being notified in writing of such violation by the Company in reasonable detail, any severance being paid to the Employee pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Employee (other than $1,000) shall be immediately repaid to the Company.

11. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 11 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company.

12. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the address (or to the facsimile number) shown

on the records of the Company

If to the Company:

Invoice Cloud, Inc.

35 Braintree Hill Office Park, Suite 100

Braintree, MA 02184

Tel: ###

Fax: ###

Attention: Robert Lapides

With a copy to:

Executive Counsel, PLC

2883 Macao Drive

Herndon, Virginia 20171

Tel: ###

Fax: ###

Attention: ###

and

Summit Partners, L.P.

222 Berkeley Street, 18th Floor

Boston, MA 02116

Attention: Christopher Dean

Facsimile: ###

Email: ###

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

14. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to the choice of law principles thereof.

17. REPRESENTATIONS. The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder.

18. TAX MATTERS.

(a) WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) SECTION 409A COMPLIANCE.

(i) The intent of the parties is that payments and benefits under this Agreement be exempt from, or comply with, Internal Revenue Code Section 409A and the regulations promulgated thereunder (collectively “Code Section 409A”) and shall be interpreted to be in a manner consistent with such intention. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or any damages for failing to comply with Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this section or that is otherwise considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 18(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) All expenses or other reimbursements under Sections 4(c) and 9 hereof shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee (provided that if any such reimbursements constitute taxable income to the Employee, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

(iv) For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

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